EXHIBIT 10.61
Advanced BioEnergy, LLC
Restricted Unit Agreement
Name of Holder:                      Perry C. Johnston

No. of Restricted Units: 15,000	Date of Grant: October 1, 2007

Restricted Unit Vesting Schedule (Cumulative):

Vesting Date(s)
That Vest on Such Date	Percentage of Restricted Units
October 1, 2008	20%
October 1, 2009	20%
October 1, 2010	20%
October 1, 2011	20%
October 1, 2012	20%
     This is a Restricted Unit Agreement (“Agreement”) between Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), and Perry C. Johnston (the “Employee”), an employee of the Company.
Background
     A. The board of directors of the Company (the “Board”) or a committee of two or more directors of the Company (the “Committee”) has the authority to grant and administer equity awards (if the Board has not appointed a committee to administer the awards, then the Board shall constitute the Committee).
     B. The Committee has determined that the Employee is eligible to receive a grant of restricted units of the Company pursuant to the terms of Section 4(h) of that certain Employment Agreement dated as of July 7, 2007 between the Company and the Employee.
     C. The Committee has determined that this purpose can best be achieved by granting the Employee restricted units on the terms and conditions and subject to the restrictions set forth herein.
     The parties hereto agree as follows:

Terms and Conditions
1. Issuance and Terms of Restricted Units.
     (a) Grant of Restricted Units. The Company hereby grants to the Employee, effective as of the Date of Grant specified above, the number of restricted units specified at the beginning of this Agreement.
     (b) Rights as Holder. Each restricted unit granted hereunder (a “Restricted Unit”) represents one Unit of the Company as defined in the Company’s Third Amended and Restated Operating Agreement, as it may be amended from time to time (the “LLC Agreement”), and is subject to the terms of the LLC Agreement as well as the restrictions specified in this Agreement. Subject to the provisions of the LLC Agreement, the Employee will have all rights of a member of the Company with respect to each Restricted Unit (including the right to receive distributions, if any, and the right to vote such Restricted Unit).
     (c) Unit Certificates. The Restricted Units will be evidenced by one or more duly issued unit certificates registered in the name of the Employee. Each certificate evidencing any Restricted Units will contain such legends and transfer instructions or limitations as may be determined or authorized by the Company in its sole discretion and as otherwise required under this Agreement and the LLC Agreement. The Company may, in its discretion, retain custody of any certificates representing Restricted Units until such Restricted Units vest in accordance with this Agreement.
2. Forfeiture and Transfer Restrictions.
     (a) Forfeiture. Except as provided in Sections 3(b) and (c), any Restricted Units not yet vested will be forfeited by the Employee and deemed immediately cancelled and the Employee will thereafter have no right, title or interest whatsoever in such Restricted Units if the Employee’s employment with the Company and its Affiliates (as defined in Appendix A to this Agreement) terminates. Upon forfeiture of any Restricted Units, the Employee agrees to promptly return to the Company any certificate(s) representing such Restricted Units, and appoints the Secretary of the Company as his attorney in fact to transfer any such forfeited Restricted Units on the books of the Company and to effect their cancellation.
     (b) Limitation on Transfer. Until such time as the Restricted Units have vested as provided in this Agreement, the Employee shall not transfer the Restricted Units and the Restricted Units shall not be subject to pledge, hypothecation, execution, attachment or similar process. Notwithstanding the prior sentence, any Restricted Units, whether vested or unvested, will in any event be subject to any limitations on transfer set forth in the LLC Agreement and applicable Federal and state securities laws. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of any Restricted Units contrary to the provisions hereof or thereof, and any attempt to levy any attachment or pursue any similar process with respect to them, shall be null and void.
3. Vesting of Restricted Units.
     (a) Normal Vesting. The Restricted Units will vest in the amounts and on the dates specified in the Schedule at the beginning of this Agreement. Once Restricted Units have vested pursuant to this Section 3, they shall no longer be subject to forfeiture under Section 2(a) of this Agreement, and will not be subject to any further restrictions under this Agreement, but will continue to be subject to any restrictions on transfer set forth in the LLC Agreement or as otherwise agreed to by the Employee.
     (b) Death or Disability; Termination without Cause; Termination for Good Reason. If the Employee’s employment with the Company and its Affiliates terminates because of the Employee’s death or Disability (as defined in Appendix A to this Agreement), or if Company terminates the Employee’s employment with Company without Cause (as defined in the Employee’s Employment Agreement with Company), or if Employee terminates his employment with Company for Good Reason (as defined in the Employee’s Employment Agreement with Company), the Restricted Units will automatically vest in full.
     (c) Change in Control. If a Change in Control (as defined in Appendix A to this Agreement) occurs, the Restricted Units will automatically vest in full.
4. Tax Withholding.
     (a) Withholding. The parties hereto recognize that the Company may be obligated to withhold federal and state taxes or other taxes upon the issuance or vesting of the Restricted Units. The Employee agrees that, at such time, if the Company is required to withhold such taxes, the Employee will promptly pay to the Company, in cash and upon demand by the Company, such amounts as shall be necessary to satisfy such obligation.
     (b) Put Right to Satisfy Withholding Taxes. Within five days after any of the Restricted Units vest in accordance with the terms of this Agreement, the Company shall send written notice (the “Valuation Notice”) to the Employee specifying the Board’s or the Committee’s determination of the fair market value of the Restricted Units that vested as of such vesting date. Within ten days after the receipt of the Valuation Notice, the Employee shall have the right to require that the Company purchase up to 40% of the Restricted Units that vested as of such vesting date by giving written notice to the Company specifying the number of Restricted Units that the Employee desires to sell to the Company pursuant to this Section 4(b). The closing with respect to such transfer shall occur within five days following receipt by the Company of the Employee’s notice specifying the number of Restricted Units that the Employee desires to sell to the Company. The time periods specified in this Section 4(b) may be tolled for a reasonable period of time in the event that the Company determines that any action taken by Employee under this Section 4(b) would otherwise violate the Company’s insider trading policies then in effect. The purchase price for any Restricted Units purchased by the Company hereunder shall be paid by the Company to the Employee in cash or, at the election of the

Employee, retained by the Company and used to satisfy all or a portion of the Employee’s obligation to remit withholding taxes to the Company pursuant to Section 4(a) hereof.
5. Restrictive Legends and Stop-Transfer Orders.
     (a) Legends. In addition to any legends required by the LLC Agreement or otherwise, the certificate or certificates representing the Restricted Units shall bear the following legend (as well as any legends required by applicable state and federal limited liability company and securities laws) noting the existence of the restrictions and the Company’s rights set forth in this Agreement:
“THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED UNIT AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
     (b) Stop-Transfer Notices. The Employee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
     (c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Restricted Units that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Units or to accord the right to vote or pay distributions to any purchaser or other transferee to whom the Restricted Units shall have been so transferred.
6. Interpretation of this Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder shall be binding and conclusive upon the Company and the Employee.
7. Discontinuance of Employment. This Agreement shall not give the Employee a right to continued employment with the Company or any Affiliate, nor does this Agreement restrict the Company or any Affiliate employing the Employee from terminating his employment at any time and otherwise dealing with the Employee without regard to the effect that such termination may have upon him under this Agreement.
8. Adjustment for Changes in Capitalization. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, unit dividend, unit split, combination of Units, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the structure or Units of the Company, including any conversion by the Company into to a corporate form, the Committee (or if the Company does not survive any such transaction, the board of directors or an authorized committee of the board of directors of the surviving company) shall, without the consent of the Employee, make such adjustments as it determines in its discretion to be appropriate as to the number and kind of securities subject to this Agreement in order to prevent dilution or enlargement of the rights of the Employee.

9. Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Employee.
10. Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles).
11. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the issuance of the Restricted Units and supersedes all prior agreements, arrangements, plans, and understandings relating to the issuance of these Restricted Units. The Employee acknowledges that the Company has directed the Employee to seek independent advice regarding the applicable provisions of the Internal Revenue Code of 1986, and the income tax laws of any municipality, state or foreign country in which the Employee may reside or in which the Company does business.
12. Amendment and Waiver. This Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.
13. Restricted Units Subject to LLC Agreement. The Employee acknowledges that the Restricted Units granted under this Agreement are subject to the Company’s LLC Agreement and any applicable federal or state laws, rules or regulations. The Employee acknowledges and agrees that the Employee will become a party to the Company’s LLC Agreement, as currently in effect, if such Employee is not already a party to that agreement.
     IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement by their signatures below.

/s/ Perry C. Johnston

Perry C. Johnston

Date: 12/27/07

ADVANCED BIOENERGY, LLC

By:	/s/ Revis L. Stephenson III

Name: Revis L. Stephenson
Its: Chairman and CEO

Date: 12/27/07

Appendix A
“Affiliates” for purposes of the Restricted Unit Agreement shall mean each corporation, partnership, LLC or other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case, “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).
“Change in Control” for purposes of the Restricted Unit Agreement shall mean (and occur when):
(1) The acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 30% or more of the then- outstanding membership interests of the Company (the “Outstanding Units”); provided, however, that the following acquisitions shall not constitute a Change in Control:
(A) any acquisition of voting securities of the Company directly from the Company or by the Company or any of its wholly-owned subsidiaries,
(B) any acquisition of voting securities of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or
(C) any acquisition by any entity with respect to which, immediately following such acquisition, more than 70% of, respectively, the then-outstanding shares of voting securities of such entity is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Units immediately before such acquisition in substantially the same proportions as was their ownership, immediately before such acquisition, of the Outstanding Units;
(2) Individuals who, as of the Date of Grant, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director of the Board after the Date of Grant whose election, or nomination for election by the Company’s Unit holders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest;
(3) Consummation of a reorganization, merger, consolidation or statutory exchange of Outstanding Units, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Units immediately before such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as was their ownership, immediately before such reorganization, merger, consolidation or exchange, of the Outstanding Units;
(4) Consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to an entity with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, the then-outstanding voting securities of such entity is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Units immediately before such sale or other disposition in substantially the same proportion as was their ownership, immediately before such sale or other disposition; or
(5) Approval by the Unit holders of the Company of a complete liquidation or dissolution of the Company.
     Notwithstanding the above, a Change in Control will not be deemed to occur if the acquisition of the 30% or greater interest referred to in clause (1) is by a group, acting in concert, that includes the Employee or if at least 30% of the then-outstanding voting securities of the surviving entity or of any entity acquiring all or substantially all of the assets of the Company shall be beneficially owned, directly or indirectly, immediately after a reorganization, merger, consolidation, statutory share exchange or disposition of assets referred to in paragraphs (3) or (4) by a group, acting in concert, that includes the Employee.
“Disability” for purposes of the Restricted Unit Agreement shall mean the inability of Employee to perform on a full-time basis the duties and responsibilities of Employee’s employment with the Company by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or for more than 90 complete days during any 12-month period.